(TRANSLATION)

To Whom It May Concern:

                                                               February 26, 2003
                                                        Toyota Motor Corporation
                                               (Toyota Jidosha Kabushiki Kaisha)
                                    1, Toyota-cho, Toyota City, Aichi Prefecture


                  Notice of the Results of Repurchase of Shares through N-NET Closing Price Orders on Nagoya Stock Exchange

We hereby inform you that Toyota Motor Corporation ("TMC") repurchased its shares as follows with respect to the notice of repurchase of shares made to you yesterday (February 25, 2003).


1.    Type of shares repurchased               Shares of common stock of TMC

2.    Aggregate number of shares repurchased   16,015,000 shares

3.    Purchase price                           JPY 2,805 per share

4.    Aggregate purchase price                 JPY 44,922,075,000

5.    Date of repurchase                       February 26, 2003

6.    Method of repurchase                     Purchase through N-NET closing
                                               price orders on the Nagoya Stock
                                               Exchange



(Reference)

Matters resolved at the FY2002 Ordinary General Shareholders' Meeting held on June 26, 2002.

  o Type of shares to be repurchased               Shares of common stock of TMC

  o Aggregate number of shares to be repurchased   Up to 170,000,000 shares

  o Aggregate purchase price of shares             Up to JPY 600,000,000,000

Shares having been repurchased up to February 26, 2003

  o Aggregate number of shares repurchased         101,113,300 shares

  o Aggregate purchase price of shares             JPY 301,425,247,500



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Contact: TMC, Public Affairs at (03) 3817-9111~6 (Tokyo Head Office)
                                (0565) 23-1520~4 (Head Office)
                                (052) 952-3461~4 (Nagoya)